UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2010

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   Effective as of October 8, 2010 (the “Effective Date”), Steven R. Carlson resigned from his positions as President and Chief Executive Officer and a member of the Board of Directors of  Obagi Medical Products, Inc. (the “Company”), as well as from his positions as an officer and/or director of all Company subsidiaries.

(c)  Mr. Albert F. Hummel, age 65 and a member of the Company’s Board of Directors since 2005, has assumed the responsibilities of Interim President and Chief Executive Officer effective as of October 8, 2010.  Mr. Hummel has served as Chief Executive Officer and a director of Cobrek Pharmaceuticals Inc. (“Cobrek”), a product development company, since 1998. Although Mr. Hummel will retain these positions with Cobrek, he will be substantially devoted to his duties at the Company.

In connection with Mr. Hummel’s appointment as interim President and Chief Executive Officer, he will be paid $500,000 per year, which is the same annual salary that was received by Mr. Carlson.  The Compensation Committee may make adjustments to Mr. Hummel’s compensation from time to time as it deems appropriate.

From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co. in 1970 as a member of the investment banking group.

Mr. Hummel has resigned as a member of the Audit Committee, Compensation Committee, and Nominating Committee of the Company’s Board of Directors, but will remain a member of the Board of Directors.

(e)   In connection with his departure, Mr. Carlson and the Company entered into a Separation Agreement and Release on October 15, 2010 (the “Agreement”).  Each of the Company and Mr. Carlson has the right, exercisable on or before October 22, 2010, to revoke the Agreement.  The Agreement will become effective on October 22, 2010 if neither party has previously revoked it.

Pursuant to the terms of the Agreement, Mr. Carlson will receive the payments and other benefits to which he would have otherwise been entitled had his employment been terminated without cause under the Employment Agreement, dated March 1, 2005, between Mr. Carlson and the Company, as subsequently amended by the Amendment to Employment Agreement dated August 6, 2007, Second Amendment to Employment Agreement dated as of March 1, 2008, Third Amendment to Employment Agreement dated as of December 31, 2008, and Fourth Amendment to Employment Agreement dated as of March 11, 2010 (collectively, the “Employment Agreement”).  As a result, on the Effective Date, Mr. Carlson received a payment of $65,716, representing his unpaid base salary through that date as well as accrued vacation pay. On April 11, 2011 in accordance with the terms of the Employments Agreement, Mr. Carlson will also receive or be entitled to (i) $750,000, which is equal to 18 months of his base salary and (ii)  $220,533, representing the pro rata portion of amounts otherwise payable to Mr. Carlson under the Company’s 2010 Performance Plan that had been accrued as of the Effective Date. The Company will also pay for the premiums for continuation of his health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months.  In addition, the vesting of 90,917 shares subject to options held by Mr. Carlson as of the Effective Date (equal to the number of shares subject to those options that would have vested over the 12 month period following the Effective Date) accelerated and such options became immediately exercisable with respect to those shares.

Although there were no provisions for repurchase in the options to purchase the Company’s common stock held by Mr. Carlson, under the Agreement the Company has agreed to make to Mr. Carlson no later than November 8, 2010, a lump sum payment of $874,858 to extinguish all of his rights in all options to purchase shares of the Company’s common stock outstanding on the Effective Date, without regard to whether such options were then vested and exercisable, would have become exercisable or would have expired subsequent to the Effective Date.  The calculation of such lump sum amount was determined based upon the difference between $11.26 per share (the 90 day trailing average closing price of the Company’s common stock as of the Effective Date) and the exercise price in effect for each of the 541,835 vested and exercisable, in-the-money  options held by Mr. Carlson on the

Effective Date.  Upon payment of such lump sum, all of Mr. Carlson’s outstanding options will be canceled, terminated and returned to the plan pool.

The Agreement contains a general release by Mr. Carlson of all claims against the Company and its affiliates, a reaffirmation of Mr. Carlson’s obligations under any confidentiality, trade secrets or proprietary information and inventions assignment agreements or undertakings that he has signed with the Company (including the confidentiality and inventions assignment provisions of the Employment Agreement), as well as a reaffirmation of Mr. Carlson’s obligation under the Employment Agreement not to solicit or recommend for employment any person employed by the Company or its affiliates for a period of 18 months following the Effective Date.  Mr. Carlson has also agreed to cooperate with the Company for the indefinite future in connection with certain pending litigation and other business matters in exchange for an hourly fee.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference herein.

On October 11, 2010, the Company issued a press release regarding Mr. Carlson’s departure from the Company.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release of Obagi Medical Products, Inc. dated October 11, 2010.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: October 15, 2010	By:	/s/Preston S. Romm
Preston S. Romm
Chief Financial Officer